EXHIBIT 10.1

                  EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is made and entered into on this _____ day of _________________, 1996, for the period commencing on January 1, 1997 and ending on December 31, 2001 by and between CAPITAL FACTORS, INC., a Florida corporation (the "Company"), and JAMES L. MORRISON (hereinafter called the "Executive").

                                 R E C I T A L S

         A. The Executive is currently employed as Executive Vice President and Regional Manager of the California office of the Company.

         B. The Executive possesses intimate knowledge of the business and affairs of the Company, its policies, methods and personnel.

         C. The Boards of Directors (the "Boards") of the Company and Capital Factors Holding, Inc., the parent company of the Company ("Holding"), and the Compensation and Benefits Committee of Holding (the "Committee") recognize that the Executive has contributed to the growth and success of the Company, and desire to assure the Company of the Executive's continued employment and to compensate him therefor.

         D. The Boards and the Committee have determined that this Agreement will reinforce and encourage the Executive's continued attention and dedication to the Company.

         E. The Executive is willing to make his services available to the Company and on the terms and conditions hereinafter set forth.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

         1. EMPLOYMENT.

                 1.1 EMPLOYMENT. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company on the terms and conditions set forth herein.

                 1.2 DUTIES OF EXECUTIVE. During the term of this Agreement, the Executive shall serve as the Executive Vice President and Regional Manager of the California office of the Company reporting directly to the President and Board of Directors of the Company, shall diligently perform all services as may be assigned to him by the Board or the President of the Company (provided that, such services shall not materially differ from the services currently provided by the Executive), and shall exercise such power and authority as may from time to time


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be delegated to him by the Boards or the President of the Company. The Executive
shall devote his full time and attention to the business and affairs of the Company and its subsidiaries, render such services to the best of his ability, and use his best efforts to promote the interests of the Company and its subsidiaries.

         2. TERM. The term of this Agreement, and the employment of the Executive hereunder, shall commence as of January 1, 1997 (the "Commencement Date") and shall expire on December 31, 2001 (the "Expiration Date"), unless sooner terminated in accordance with the terms and conditions hereof (the "Term").

         3. COMPENSATION.

                 3.1 BASE SALARY. The Executive shall receive a base salary (the "Base Salary") at the annual rate of $210,000 during 1997, with such Base Salary payable in installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary shall be adjusted during each other year of the Term to reflect, at a minimum, an eight percent (8%) increase from the Base Salary paid to the Executive in the previous year. The Base Salary shall also be reviewed, at least annually, for merit increases and may, by action and in the discretion of the Boards, or the Compensation and Benefits Committee (the "Committee") of Capital Factors Holding, Inc. ("Holding"), the parent company of the Company, be increased at any time or from time to time.

                 3.2 SIGNING BONUS AND COMPANY LOAN. Upon execution of this Agreement, the Company shall: (i) pay the Executive $100,000 in cash as a signing bonus, subject to applicable withholding and other taxes; and (ii) loan the Executive $100,000 (the "Company Loan"). The Company Loan shall bear interest at THE WALL STREET JOURNAL prime rate (as defined in the Capital Bank line of credit agreements) plus 1 1/2%. On each December 31 during the Term, commencing on December 31, 1997, until paid in full, Twenty-Five Thousand Dollars ($25,000) of the principal amount of the Company Loan together with all interest accrued on the Company Loan through such date shall become immediately due and payable, except that if in any one year (but only the first and no more than one such year) during the Term that EBT (as hereinafter defined) for that year has not increased by at least 15% from EBT for the prior year, such amount and all further installments under the Company Loan shall not become due and payable until the December 31 following the December 31 that they would otherwise have become due, although interest shall continue to accrue at the applicable rate. Notwithstanding the foregoing, the entire principal balance together with all accrued interest thereon shall be due and payable in full in the event of and upon the earlier termination of this Agreement. Notwithstanding the foregoing, for each December 31 during the Term that the Executive continues to be employed by the Company at such time and at which EBT for the year ending on such December 31 has increased by at least 15% from EBT for the prior year, the Company shall pay to the Executive a bonus equal to the amount of principal and accrued interest due and payable to the Company under the Company Loan at such December 31.

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                 3.3 INCENTIVE COMPENSATION.

                          (a) The Executive shall be entitled to receive
incentive compensation ("Incentive Compensation") during each year of the Term of this Agreement, commencing with the 1997 year equal to 3% of EBT for such year. For purposes hereof, "EBT" is the Company's net earnings before income taxes attributable to the California regional office or the difference between
(i) Net Revenues (as hereinafter defined) and (ii) the sum of total operating expenses and any provisions of the California regional office.

         EBT shall be derived from Holding's annual audited consolidated financial statements for Holding's year and shall be calculated in accordance with generally accepted accounting principles, applied consistently with prior periods; provided that (i) EBT shall exclude extraordinary gains or losses attributable to the California regional office of the Company, (ii) funding costs attributable to the California regional office shall be calculated in accordance with funding costs of the Company, and (iii) the Incentive Compensation for any one year shall never exceed an amount equal to two times the Executive's Base Salary for that year. Absent fraud, or manifest or gross error, the determination of EBT by the Company will be final and shall not be subject to further review, challenge or adjustment by the Executive.

                          (b) The Executive shall be entitled to receive the
estimated amount of the Incentive Compensation (the "Estimated Incentive Compensation"), net of applicable withholding and other taxes, within thirty
(30) days after the end of the year, such Estimated Incentive Compensation to be derived from the Company's and Holding's unaudited financial statements as reviewed and approved by the Board. The Estimated Incentive Compensation will be subject to upward or downward adjustment based on Holding's annual audited consolidated financial statements reported on by Holding's independent certified public accountants (the "Adjustment"). The Adjustment shall be paid by the Executive to the Company, or shall be paid by the Company to the Executive, as the case may be, within fifteen (15) days of receipt of Holding's audited consolidated financial statements. In the event the Executive does not reimburse the Company for any Adjustment within such fifteen-day period, the Company shall have the right to offset the Adjustment against any other payments due to the Executive hereunder.

                 3.4 ACCUMULATED ADDITIONAL BONUS FROM PRIOR EMPLOYMENT AGREEMENT. Upon the execution of this Agreement, the Executive shall receive an additional cash bonus (the "Additional Bonus") in the amount of $120,000, subject to applicable withholding and other taxes, representing the pro rata portion of the Additional Bonus provided for in Section 3.4 of the Employment Agreement dated January 1, 1993 by and between the Company and the Executive (the "Prior Employment Agreement"). The Executive shall not be entitled to any other portion of the Additional Bonus provided for in Section 3.4 of the Prior Employment Agreement and hereby waives any and all rights to such payment.

                 3.5 DEFERRED COMPENSATION. The Executive shall be entitled to deferred compensation equal to .50 of his Base Salary (the "Deferred Compensation"), vesting and payable as set forth below, for each year during the Term that (i) Net Revenues for such year have increased at least 13.5% over Net Revenues for the prior year, and (ii) EBT for such year has

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increased at least 22.5% over EBT for the prior year. For purposes hereof, Net
Revenues is the sum of (i) the difference between interest income and interest expense of the California regional office of the Company, (ii) factoring fees or commission income of the California regional office of the Company, (iii) discount income of the California regional office of the Company and (iv) other income of the California regional office of the Company.

         The Executive's rights in and to the Deferred Compensation for each year shall vest as follows:

                           (i) The Executive shall vest in 50% of the Deferred Compensation payable for any year during the Term on the January 1 first following the third anniversary of December 31 of the year in which Deferred Compensation is earned by the Executive, provided that the Executive is still employed by the Company at such time;

                           (ii) The Executive shall vest in an additional 25% of the Deferred Compensation payable for any year during the Term on the January 1 first following the fourth anniversary of December 31 of the year in which Deferred Compensation is earned by the Executive, provided that the Executive is still employed by the Company at such time;

                           (iii) The Executive shall vest in the final 25% of the Deferred Compensation payable for any year during the Term on the January 1 first following the fifth anniversary of December 31 of the year in which Deferred Compensation is earned by the Executive, provided that the Executive is still employed by the Company at such time; and

                           (iv) Notwithstanding the foregoing, the Executive shall not be required to remain employed by the Company after the Expiration Date in order to vest in and to be paid Deferred Compensation vesting after the Expiration Date, provided that the Executive is employed by the Company pursuant to this Agreement through the Expiration Date. Furthermore, should the Company and the Executive enter into another employment agreement or amend or extend this Agreement for an additional period of five years or more, then, immediately following the Expiration Date, the remaining unvested portion of the Deferred Compensation shall immediately become vested and payable subject to the other provisions of this Agreement.

Subject to Section 3.6 hereof, upon or after the Executive's vesting in any Deferred Compensation, whether during or after the Term, such Deferred Compensation shall be paid to the Executive. Subject to Section 3.6 hereof, payments shall be made on the date on which the Executive's Deferred Compensation vests (the "Vesting Date"), or on such later date elected in writing by the Executive at least one year prior to the earlier of the Vesting Date or the Expiration Date.

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                 3.6 EVENT OF NON-DEDUCTIBILITY.

                          SECTION 162(M) LIMITS. Notwithstanding any other
provision of this Agreement, payment of the portion (the "Section 162(m) Portion") of the Executive's Incentive Compensation earned for any calendar year that would not otherwise be deductible by reason of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (collectively, "Section 162(m)") (determined after taking into account all other remuneration required to be taken into account under Section 162(m) for the year), as well as payment of any Deferred Compensation earned for such year, shall be subject to the following conditions: (i) the performance goals and incentive and deferred compensation set forth in Sections 3.3 and 3.5 that must be satisfied in order for the Section 162(m) Portion to be earned for that year shall be subject to the approval of, and may be modified by, the Committee, at such times as may be required for the Section 162(m) Portion to be deductible under Section 162(m); (ii) payment of the Section 162(m) Portion shall be subject to the approval by the shareholders of Holding of the material terms of the performance goals and incentive and deferred compensation relating to the Section 162(m) Portion before the Section 162(m) Portion is paid; and
(iii) the maximum amount of Incentive Compensation and Deferred Compensation payable to the Executive is as set forth in Sections 3.3 and 3.5 of this Agreement. If and to the extent that any remuneration (including without limitation any Deferred Compensation) payable by the Company to the Executive for any year would exceed the maximum amount of such remuneration that the Company or Holding may deduct for that year by reason of Section 162(m), payment of the portion of the remuneration for that year that would not be so deductible under Section 162(m) shall, in the sole discretion of the Committee, be deferred so that it shall become payable at such time or times as the Committee reasonably determines that it first would be deductible by the Company or Holding under Section 162(m), with interest at the "short-term applicable federal rate" as such term is defined in Section 1274(d) of the Code. The grant of options to purchase shares of Common Stock pursuant to Section 4.5 has been approved by both the Stock Option Committee of Capital Bancorp and the Committee and is subject to and conditioned upon the approval by shareholders of Holding of the Company's Stock Option Plan. The Company agrees to seek the shareholder approvals described in this Section 3.6.

                 3.7 NO PAYMENT IN VIOLATION OF APPLICABLE LAW OR REGULATION. Notwithstanding anything else contained herein, no payment shall be made hereunder that constitutes a golden parachute payment or prohibited indemnification payment in violation of 12 CFR Part 359.

         4. EXPENSE REIMBURSEMENT AND OTHER BENEFITS.

                 4.1 REIMBURSEMENT OF EXPENSES. During the term of Executive's employment hereunder, the Company, upon the submission of proper substantiation by the Executive, shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

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                 4.2 OTHER BENEFITS. The Executive shall be entitled to
participate in all medical and hospitalization, group life insurance, and any and all other plans as are presently and hereinafter offered by the Company to its executives. The Executive shall be entitled to 20 business days of vacation every year. During the term of this Agreement, the Company shall continue to pay for the Executive's membership in a country club on terms consistent with past practices.

                 4.3 WORKING FACILITIES. The Company shall furnish the Executive with an office, secretarial help and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.

                 4.4 AUTOMOBILE. The Company shall pay the Executive an automobile allowance of $600 per month during the Initial Term of this Agreement.

                 4.5 STOCK OPTIONS. Holding has granted to the Executive options to purchase 60,000 shares of Common Stock pursuant to a Stock Option Agreement dated ______________ and the Company's Stock Option Plan. The Executive shall also be eligible to be considered for the grant of options under the Capital Bancorp Stock Option Plan pursuant to the terms thereof and subject to the restrictions contained therein.

         5. TERMINATION.

                 5.1 TERMINATION FOR CAUSE. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder, for cause. For purposes of this Agreement, the term "cause" shall mean (i) an action or omission of the Executive which constitutes a willful and material breach of this Agreement which is not cured within fifteen (15) days after receipt by the Executive of written notice of same, (ii) fraud, embezzlement, misappropriation of funds or breach of trust, (iii) any criminal act which is a felony, (iv) gross negligence in connection with the performance of the Executive's duties hereunder, (v) material and willful or knowing failure or refusal (other than as a result of a disability) by the Executive to perform his duties hereunder, or (vi) the request by any regulatory agency that regulates Capital Bank or Capital Bancorp that the Executive be removed from his duties hereunder. Any termination for cause shall be made in writing to the Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination. The Executive shall have the right to address the Company's Board regarding the acts set forth in the notice of termination. Upon any termination pursuant to this Section 5.1, the Executive shall be entitled to be paid his Base Salary to the date of termination and the Company shall have no further liability hereunder (other than for (i) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and
(ii) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

                 5.2 DISABILITY. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder, if the Executive shall, as the result of mental or physical incapacity, illness or disability, become unable to perform his obligations hereunder for a period of 90 consecutive days. Upon any termination pursuant to this Section 5.2, the Company shall (i) pay to the Executive any unpaid Base Salary through the

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effective date of termination specified in such notice, (ii) pay to the
Executive the Incentive Compensation, if any, not yet paid to the Executive for any year prior to such termination, at such time as the Incentive Compensation would otherwise have been payable to the Executive, and (iii) pay to the Executive a severance payment equal to three (3) months of the Executive's Base Salary at the time of such disability, (iv) pay to the Executive (within 45 days after such termination) a pro rata portion of the Incentive Compensation, if any, for the year in which such termination occurs, as calculated pursuant to the terms of Section 3.3 (including the provisos set forth in clauses (i) -
(iii) of such Section); provided that, for purposes of such calculation, (x) EBT shall be calculated for the portion of the year through the end of the month prior to the month in which such termination occurs and based upon unaudited financial information prepared in accordance with generally accepted accounting principles, applied consistently with prior periods, as approved and reviewed by the Board or the Committee, as applicable, and (y) in determining the maximum Incentive Compensation for such year, Base Salary shall be the amount of Base Salary actually paid to the Executive during the year of termination other than pursuant to Section 5.2(iii), and (v) pay to the Executive, within 45 days after the termination date, any Deferred Compensation earned in prior years during the Term, whether or not vested, and a pro rata portion of the Deferred Compensation for the current year, if any. Whether any Deferred Compensation is due for the current year shall be determined pursuant to Section 3.5(i)-(iii) after multiplying each of Net Revenues and EBT for the year through the month prior to the month in which termination occurs by a fraction, the numerator of which is 12 and the denominator of which is the number of months in the year through the month prior to the month in which termination occurs, and using the product of each in performing the calculations under Section 3.5(i)-(iii). If Deferred Compensation is due, the amount due shall be calculated by multiplying .50 by the amount of Base Salary paid to the Executive for the year excluding severance payments pursuant to Section 5.2(iii). The Company shall have no further liability hereunder (other than for (i) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Section 4.1, and (ii) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

                 5.3 DEATH. In the event of the death of the Executive during the term of his employment hereunder, the Company shall (i) pay to the estate of the deceased Executive any unpaid Base Salary through the Executive's date of death, (ii) pay to the estate of the deceased Executive the Incentive Compensation, if any, not yet paid to the Executive for any year prior to the date of death, at such time as the Incentive Compensation would otherwise have been payable to the Executive, (iii) pay to estate of the deceased Executive (within 45 days after such termination) a pro rata portion of the Incentive Compensation, if any, for the year in which such termination occurs, as calculated pursuant to the terms of Section 3.3 (including the provisos set forth in clauses (i) and (ii) of such Section); provided that, for purposes of such calculation, (x) EBT shall be calculated for the portion of the year through the end of the month prior to the month in which such termination occurs and based upon unaudited financial information prepared in accordance with generally accepted accounting principles, applied consistently with prior periods, as approved and reviewed by the Board or the Committee, as applicable, and (y) in determining the maximum Incentive Compensation for such year, Base Salary shall be the amount of Base Salary actually paid to the Executive during the year of termination, and (iv) pay to the estate of the deceased Executive, within 45 days after the termination date, any Deferred Compensation earned in prior years during the Term, whether or not vested, and a pro rata

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portion of the Deferred Compensation for the current year, if any. Whether any
Deferred Compensation is due for the current year shall be determined pursuant to Section 3.5(i)-(iii) after multiplying each of Net Revenues and EBT for the year through the month prior to the month in which termination occurs by a fraction, the numerator of which is 12 and the denominator of which is the number of months in the year through the month prior to the month in which termination occurs, and using the product of each in performing the calculations under Section 3.5(i)-(iii). If Deferred Compensation is due, the amount due shall be calculated by multiplying .50 by the amount of Base Salary paid to the Executive for the year. The Company shall have no further liability hereunder (other than for (i) reimbursement for reasonable business expenses incurred prior to the date of the Executive's death, subject, however to the provisions of Section 4.1, and (ii) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

                 5.4 TERMINATION WITHOUT CAUSE. At any time the Company shall have the right to terminate the Executive's employment hereunder by written notice to the Executive. Upon any termination pursuant to this Section 5.4 (that is not a termination under any of Sections 5.1, 5.2, 5.3, 5.5 or 5.6), the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, (ii) subject to the second last sentence of this Section 5.4, continue to pay the Executive's Base Salary through the Expiration Date, in the manner and at such time as the Base Salary would otherwise have been payable to the Executive, (iii) pay to the Executive the Incentive Compensation, if any, not yet paid to the Executive for any year prior to such termination, at such time as the Incentive Compensation would otherwise have been payable to the Executive, (iv) pay to the Executive (within 45 days after such termination) a pro rata portion of the Incentive Compensation, if any, for the year in which such termination occurs, as calculated pursuant to the terms of Section 3.3 (including the provisos set forth in clauses (i)-(iii) of such Section); provided that, for purposes of such calculation, (x) EBT shall be calculated for the portion of the year through the end of the month prior to the month in which such termination occurs and based upon unaudited financial information prepared in accordance with generally accepted accounting principles, applied consistently with prior periods, as approved and reviewed by the Board or the Committee, as applicable, and (y) in determining the maximum Incentive Compensation for such year, Base Salary shall be the amount of Base Salary actually paid to the Executive during the year of termination other than pursuant to Section 5.4(ii), and (v) pay to the Executive, within 45 days after the termination date, any Deferred Compensation earned in prior years during the Term, whether or not vested, and a pro rata portion of the Deferred Compensation for the current year, if any. Whether any Deferred Compensation is due for the current year shall be determined pursuant to Section 3.5(i)-(iii) after multiplying each of Net Revenues and EBT for the year through the month prior to the month in which termination occurs by a fraction, the numerator of which is 12 and the denominator of which is the number of months in the year through the month in which termination occurs, and using the product of each in performing the calculations under Sections 3.5(i)-(iii). If Deferred Compensation is due, the amount due shall be calculated by multiplying .50 by the amount of Base Salary paid to the Executive for the year other than pursuant to Section 5.4(ii). The Company shall have no further liability hereunder (other than for (i) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and (ii) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs). Notwithstanding the foregoing, if the Executive shall find

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other employment prior to the Expiration Date, then the Executive shall notify the Company in writing of the date and terms of such employment and the Company shall be entitled to reduce the amount payable to the Executive pursuant to
Section 5.4(ii) during the period from the commencement of such other employment until the Expiration Date (the "Other Employment Period") by the compensation payable to the Executive for services rendered in connection with such other employment during the Other Employment Period. Nothing contained in this Section
5.4 or elsewhere herein shall relieve the Executive from any obligation to comply with any of the provisions of Section 6 hereof, which shall remain binding on the Executive.

                 5.5 RESIGNATION BY EXECUTIVE. The Executive shall at all times have the right, upon 90 days written notice to the Company, to terminate the Executive's employment hereunder. Upon any termination pursuant to this Section 5.5, the Executive shall be entitled to be paid his Base Salary to the date of termination and the Company shall have no further liability hereunder (other than for (i) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and
(ii) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

                 5.6 CHANGE IN CONTROL. In the event that (x) a Change in Control (as hereafter defined) in Holding shall occur during the Term, and (y) within one year of such Change in Control, the Executive is (i) assigned any position, duties or responsibilities that are significantly diminished or changed when compared with the position, duties or responsibilities of the Executive prior to such Change in Control, (ii) forced to relocate to another location more than 50 miles from his location prior to the Change in Control or
(iii) no longer provided coverage under benefit programs in existence prior to the Change in Control (unless a comparable substitute is offered) (any of (i) to (iii) being hereinafter referred to as an "Event"); then the Executive, by written notice to the Company at any time within the thirty (30) day period following the occurrence of an Event, shall have the right to terminate his employment hereunder. For purposes of this Agreement, the term "Change in Control" shall be deemed to have occurred if (a) Capital Bank and any other direct or indirect subsidiaries of Capital Bancorp ("Corporate Affiliates"), after aggregating all the shares of Holding held by such entities, no longer own enough shares of Holding to, in the aggregate, be the largest single shareholder of Holding, (b) Capital Bank and its Corporate Affiliates, in the aggregate, cease to own at least 25% of the outstanding Common Stock of Holding; or (c) there occurs any transaction which shall include a series of transactions occurring within 60 days or occurring pursuant to a plan (collectively, "Transaction") that has the result that (i) shareholders of Capital Bancorp immediately before such Transaction cease to own at least 51% of the voting stock of Capital Bancorp or of any entity that results from the participation of Capital Bancorp in a reorganization, consolidation, merger, liquidation or any other form of corporate transaction and (ii) any person or group of persons acting in concert acquire in excess of 40% or more of the outstanding voting stock of Capital Bancorp; provided, however, that it shall not constitute a "Change in Control" if all or part of the shares in Holding are distributed to shareholders of Capital Bancorp, regardless of the manner in which such shares are distributed. In the event that Capital Bank and Capital Bancorp make such a distribution then, thereafter, a "Change in Control" shall be deemed to have occurred only upon the following: (a) the shareholders of Holding shall approve and Holding shall consummate a plan of merger, consolidation, reorganization, liquidation or any other form of corporate transaction in which shareholders of

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Holding immediately before such transaction cease to own at least 51% of the voting stock of Holding or any other entity that results from the participation of Holding in any of the foregoing; or (b) the shareholders of Holding shall approve and Holding shall consummate a plan for the sale, lease, exchange or other disposition of all or substantially all of the property and assets of Holding.

         Upon termination by the Executive pursuant to this Section 5.6, Holding shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, (ii) pay to the Executive the Incentive Compensation, if any, not yet paid to the Executive for any year prior to such termination, at such time as the Incentive Compensation would otherwise have been payable to the Executive, (iii) pay to the Executive (within 45 days after such termination) a pro rata portion of the Incentive Compensation, if any, for the year in which such termination occurs, as calculated pursuant to the terms of Section 3.3 (including the provisos set forth in clauses (i)-(iii) of such Section); provided that, for purposes of such calculation, EBT shall be calculated for the portion of the year through the end of the month prior to the month in which such termination occurs and based upon unaudited financial information prepared in accordance with generally accepted accounting principles, applied consistently with prior periods, as approved and reviewed by the Board or the Committee, as applicable, and (y) in determining the maximum Incentive Compensation for such year, Base Salary shall be the amount of Base Salary actually paid to the Executive during the year of termination other than as a lump sum pursuant to Section 5.6, (iv) pay to the Executive, within 45 days after the termination date, any Deferred Compensation earned in prior years during the Term, whether or not vested, and a pro rata portion of the Deferred Compensation for the current year, if any (whether any Deferred Compensation is due for the current year shall be determined pursuant to Section 3.5(i)-(iii) after multiplying each of Net Revenues and EBT for the year through the month prior to the month in which termination occurs by a fraction, the numerator of which is 12 and the denominator of which is the number of months in the year through the month in which termination occurs, and using the product of each in performing the calculations under Sections 3.5(i)-(iii). If Deferred Compensation is due, the amount due shall be calculated by multiplying .50 by the amount of Base Salary paid to the Executive for the year other than as a lump sum pursuant to this Section 5.6; and (v) pay to the Executive a lump sum equal to the sum of (a) two years' Base Salary at the date of termination plus
(b) the product of his Incentive Compensation for the prior year multiplied by two. In the event that the Executive's employment is terminated by the Company within one year following a Change in Control and Without Cause, then, in lieu of the compensation in clause (v) of this paragraph above, the Company shall pay to the Executive a lump sum equal to the sum of (a) two years' Base Salary at the date of termination and (b) the product of the sum of his Incentive Compensation and Deferred Compensation for the prior year multiplied by two. The Company shall also continue to pay the premiums for the same or substantially similar medical and hospitalization, life (including any split dollar life insurance policy existing presently) and other insurance coverage provided to the Executive pursuant to Section 4.2 hereof for a period of two years from the date of termination. In addition, all options held by the Executive to purchase shares of Common Stock shall immediately vest in the Executive, subject to any other restrictions contained in the applicable option agreement or option plan. The Company shall have no further liability hereunder (other than for (i) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of

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Section 4.1, and (ii) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

         6. RESTRICTIVE COVENANTS.

                 6.1 NON-COMPETITION. For the period through the Expiration
Date (except that, if the Executive's employment is terminated pursuant to Sections 5.4 or 5.6 hereof, the period shall be the greater of (i) one year after such termination date, but in no event beyond the Expiration Date, or (ii)
(A) if the termination is pursuant to Section 5.4, the period of time that or for which the Executive is receiving Base Salary payments or (B) if the termination is pursuant to Section 5.6, the period of time with respect to which the Executive receives a lump sum Base Salary payment pursuant to Section 5.6 (identified as two years in Section 5.6)), the Executive shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation or business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly engages in competition with the Company in any state in which the Company operates or has a client or customer at the time of such termination; provided that such provision shall not apply to the Executive's ownership of Common Stock of Holding or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive is not a member of any control group (within the meaning of the rules and regulations of the Securities and Exchange Commission) of any such issuer.

                 6.2 NONDISCLOSURE. The Executive shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any confidential information pertaining to the business of the Company. Any confidential information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company's financial condition, prospects, customers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information.

                 6.3 NONSOLICITATION OF EMPLOYEES AND CLIENTS. For the period through the Expiration Date, and for a period of two years following the Expiration Date (except that, the period shall be six months after the Expiration Date if (i) the Executive is employed by the Company on the Expiration Date, and (ii) the Company has not offered, at or prior to the Expiration Date, to employ the Executive after the Expiration Date on terms that provide for payment of (x) a base salary equal to or greater than the Base Salary (adjusted for cost-of-living increases) being paid to the Executive on the Expiration Date, and (y) incentive compensation on terms equal to or greater than the Incentive Compensation terms in effect as of the Expiration Date) the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (i) employ or attempt to employ or enter into

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

any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months, and/or (ii) call on or solicit any of the actual or targeted prospective clients of the Company on behalf of any person or entity in connection with any business competitive with the business of the Company, nor shall the Executive make known the names and addresses of such clients or any information relating in any manner to the Company's trade or business relationships with such customers, other than in connection with the performance of Executive's duties under this Agreement.

                 6.4 BOOKS AND RECORDS. All books, records, and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive's employment hereunder or on the Company's request at any time.

                 6.5 DEFINITION OF COMPANY. As used in and solely for the purposes of this Section 6, the term "Company" shall also include any existing and future subsidiaries of the Company that are operating during the time periods described herein, as well as Holding and any of its existing and future subsidiaries.

                 6.6 ACKNOWLEDGMENT BY EXECUTIVE. The Executive acknowledges and confirms that the length of the term of the provisions of this Section 6 and the geographical restrictions contained in Section 6.1 are fair and reasonable and not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Section 6 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Section 6.

                 6.7 SURVIVAL. The provisions of this Section 6 shall survive the termination of this Agreement, as applicable.

         7. INJUNCTION. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in
Section 6 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 6 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

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

         8. ASSIGNMENT. The Executive agrees that the Company shall have the right to assign this Agreement, provided, however, that such assignment does not violate any other provision of this Agreement.. The Executive shall not delegate his employment obligations hereunder, or any portion thereof, to any other person.

         9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

         10. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness on January 1, 1997, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates) with respect to such subject matter, including but not limited to the Prior Employment Agreement, it being understood that the Prior Employment Agreement shall remain in full force and effect and supersede this Agreement through December 31, 1996. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

         11. NOTICES: Any notice required or permitted to be given hereunder shall be deemed given when delivered by hand or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, (i) if to the Company or Holding, to the address of the Company's principal offices in Fort Lauderdale, Florida, with a copy to Capital Bank, 1221 Brickell Avenue, Miami, Florida 33133, Attention: President, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party hereto may from time to time give notice of to the other.

         12. BENEFITS; BINDING EFFECT. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

         13. SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

         14. WAIVERS. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

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         15. DAMAGES. Nothing contained herein shall be construed to prevent the
Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys' fees of the other.

         16. SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         17. NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

         18. INDEMNIFICATION. Subject to limitations imposed by law, the Company shall indemnify the Executive to the fullest extent permitted by law.

         19. WAIVER OF JURY TRIAL. THE UNDERSIGNED EXPRESSLY (I) WAIVE ANY RIGHT TO A TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF THIS AGREEMENT OR IN ANY WAY RELATED OR INCIDENTAL TO THE PERFORMANCE OF THE PARTIES' OBLIGATIONS HEREUNDER, AND (II) AGREE THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR COPY OF THIS SECTION 19 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT TO THE WAIVER OF THE RIGHT TO TRIAL BY JURY.

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

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                    COMPANY:

                                    CAPITAL FACTORS, INC.

                                    By: ________________________________________
                                        Javier J. Holtz, Chairman of the Board

                                    EXECUTIVE:

                                    ____________________________________________
                                    James L. Morrison

Capital Factors Holding, Inc. hereby executes this Agreement for the purpose of agreeing to the provisions of Section 4.5 hereof.

                                    HOLDING:

                                    CAPITAL FACTORS HOLDING, INC.

                                    By: ________________________________________
                                        Javier J. Holtz, Chairman of the Board

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